UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2016

SCHLUMBERGER N.V. (SCHLUMBERGER LIMITED)

(Exact name of registrant as specified in its charter)

Curaçao	1-4601	52-0684746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42, rue Saint-Dominique, Paris, France 75007

5599 San Felipe, 17th Floor, Houston, Texas 77056

62 Buckingham Gate, London SW1E 6AJ

Parkstraat 83, The Hague, The Netherlands 2514 JG

(Addresses of principal executive offices and zip or postal codes)

Registrant’s telephone number in the United States, including area code: (713) 513-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director

On June 1, 2016, upon the recommendation of the Nominating and Governance Committee of the Board of Directors of Schlumberger Limited (the “Company,” and such board, the “Board’), the Board appointed Helge Lund as a new director in accordance with the Company’s Articles of Incorporation. Mr. Lund will serve as a director until the next annual general meeting of the Company’s’ stockholders and will be subject to election by the vote of stockholders of the Company at such meeting.

The Board expects to appoint Mr. Lund to one or more committees of the Board at a later date. As of the filing of this Report, the Board has not determined Mr. Lund’s initial committee assignments, nor has the Company determined whether Mr. Lund or any member of his immediate family has a material interest in any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. The Company will provide the foregoing information by filing an amendment to this Report after the information is determined or becomes available.

As a non-employee director, Mr. Lund will participate in the non-employee director compensation arrangements described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2016 and will be eligible for a pro-rated portion of the Company’s annual non-employee director compensation. In addition, it is expected that he will enter into the Company’s standard form of director indemnity agreement. The form of the indemnity agreement was filed as Exhibit 10 to the Company’s Current Report on Form 8-K filed with the SEC on October 21, 2013 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

SCHLUMBERGER LIMITED

/s/ Howard Guild
Howard Guild
Chief Accounting Officer

Date: June 2, 2016